                                 EXHIBIT 23.2

                              CONSENT OF COUNSEL

     Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectuses constituting part of this Registration Statement.


                                           DUNN SWAN & CUNNINGHAM
                                           A Professional Corporation


Oklahoma City, Oklahoma
January 28, 1999